ISSUER FREE WRITING PROSPECTUS Registration Statement No. 333-137902 Filed Pursuant to Rule 433 Dated August 21, 2007

Deutsche Bank

Product Snapshot – Five-Year Market Contribution Securities Linked to the DB Liquid Commodity Index – Mean Reversion PLUS™ Total Return

Type: Five-Year Market Contribution Security

Positioning: Commodities

Description & Benefits

The Five-Year Market Contribution Securities offer clients:

Vehicle for expressing a moderately bullish view on the commodity markets, specifically the DBLCI-MR PLUS™ Total Return Index, over the next 5 years.

Right to cause the Issuer to redeem the Securities before the maturity date.

Incorporates 195 bps annual cost for managing the Index.

Full downside risk; if the Index does not appreciate by an amount sufficient to entirely offset the effect of the annual cost for managing the Index, investors may lose some or all of their investment.

Quick Facts

Issuer: Deutsche Bank AG London (Moody’s Aa1).

Underlying: DBLCI-MR PLUS™ TR Index (BBG: DBLCMPUT Index <GO>).

Subscription Period Closes: September 21, 2007 @ 10:00 AM EST.

Maturity: 5 years.

Investment Currency: USD.

Principal Protection: None.

Optional Early Redemption: Right to cause the Issuer to redeem the Securities on a monthly basis after Settlement Date upon fourteen (14) calendar days notice, in accordance with procedures described in the term sheet No. 165S.

Downside Risk: One-for-one participation on the downside plus 195 bps annual cost.

Annual Cost: 195 bps regardless of Index performance

Investment Amount: Minimum Denominations of $10,000 and integral multiples of $1,000 in excess thereof.

Commission: $0.00

IRA, ERISA eligible? No.

Index Holding

DBLCI – MR™ TR: 91.67%

TREASURY BILLS: 8.33%

DBLCI – MR™ TR components and weights:

Commodity

Base Weight Current Weight

Light Sweet Crude 35.00% 35.02%

Heating Oil 20.00% 19.66%

Aluminium 12.50% 9.33%

Gold 10.00% 7.80%

Wheat 11.25% 16.14%

Corn 11.25% 12.05%

Index Holding and DBLCI – MR™ TR weights as of 08/15/2007

Underlying

DBLCI-MR PLUS™ Total Return Index combines the DBLCI-MR™ Total Return’s approach to investing in commodities with a momentum strategy that seeks to protect returns from downturns in the commodities market. On each monthly rebalancing date, the DBLCI-MR PLUS™ Total Return Index is allocated between the DBLCI MR™ Total Return and Treasury Bills based on relative performance over the previous twelve months.

The DBLCI-MR™ Total Return is composed of futures contracts on six commodities –crude oil, heating oil, aluminum, gold, wheat and corn.

Captures returns from three sources: spot return, roll yield and collateral yield of three-month U.S. Treasury Bills.

Broad exposure to commodities as an asset class.

Frees the investor from the mechanics of futures trading (e.g., contract rolling and physical delivery).

Applies a mean reversion adjustment which reduces the weighting of expensive commodities while increasing the weighting of cheap commodities, according to a rule based mechanism.

The weighting of each commodity in the Index depends on the deviation of the commodity’s price from its long-term average. If the short-term moving average of a commodity rises significantly above its long-term moving average, the weighting of such commodity in the Index will be reduced and vice versa.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 165S, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement S, term sheet No. 165S and this product snapshot if you so request by calling toll-free 1-800-311-4409. The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return and the Deutsche Bank Liquid Commodity Index – Mean Reversion PLUS™ Total Return are intellectual property of Deutsche Bank AG. “Deutsche Bank Liquid Commodity Index – Mean Reversion™ Total Return” and “Deutsche Bank Liquid Commodity Index – Mean Reversion PLUS™ Total Return” are trade marks of Deutsche Bank AG. Deutsche Bank AG reserves all the rights, including copyright, to the Indices

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Deutsche Bank

Product Snapshot – Five-Year Market Contribution Securities Linked to the DB Liquid Commodity Index – Mean Reversion PLUS™ Total Return

Type: Five-Year Market Contribution Security

Positioning: Commodities

Annual Price Performance of the DBLCI-MR PLUS™ TR (02/28/03-08/15/07)

Source: Bloomberg

The above chart is for illustrative purposes only and does not purport to predict performance of the Securities or the Index. The payout on the Securities is tied to the value of the Index on a specific date. As such, a temporary decline in value around such specific date could greatly affect the holder’s return.

The Index was launched in July 2007. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at anytime prior to July 2007. Past performance of the Index is no guarantee of future results.

We cannot give you assurance that the performance of the Index will result in the return of your initial investment

Risk Considerations

The risk of investing in commodities can be substantial. The price of the securities and the commodities which comprise the Index may be affected by numerous market factors, including events in the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events. A rise in the value of one commodity may be offset by a fall in the value of one or more of the other commodities comprising the Index.

Your return on the securities will be dependent on the increase in the Index during the term of the securities and is subject to a 1.95% annual cost regardless of the performance of the Index. There is no assurance that the commodities which comprise the Index will have positive performance and past performance of any of the commodities which comprise the Index is not a guarantee, nor necessarily indicative, of their future performance.

The payment at maturity or upon early redemption will be reduced by approximately 1.95% each year the securities remain outstanding. Since the annual cost is applied to the closing value of the Index on the Final Valuation Date or the Early Redemption Valuation Date, as applicable, the annual cost will reduce the return on the securities regardless of whether the Index appreciates or depreciates in value.

The securities are not principal protected, and because the return to an investor is based on the performance of the Index as of the Final Valuation Date or the Early Redemption Valuation Date, as applicable, the investor may lose part or all of its initial investment.

The securities do not pay interest and investors will not receive coupon payments.

The receipt by the investor of monies owed under the securities is subject to and dependent on Deutsche Bank AG’s abilities to pay such monies. Consequently, investors are subject to a counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in term sheet No. 165S related to this offering.

Past performance – including any performance based on retrospective calculations – is not necessarily indicative of future results.